Exhibit 17

       RESIGNATION AS OFFICER AND DIRECTOR OF NEW ERA TECHNOLOGIES COMPANY


May 14, 2001

Advanced Technologies Group, LTD
10245 E. Via Linda, Suite 220
Scottsdale, AZ  85258-5317

     Attention: Corporate Officer/Board of Directors of
                Advanced Technologies Group, LTD.

Gentlemen:

     Pursuant to the Agreement and Plan of Reorganization, I hereby tender my resignation from New Era Technologies Company as Officer and Director effective immediately.

                                   Sincerely,

                                   /s/ Edmond L. Lonergan

                                   Edmond L. Lonergan